Exhibit 23(b)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the State Auto Property & Casualty Insurance Company Amended and Restated Incentive Deferred Compensation Plan of our reports dated March 5, 2010, with respect to the consolidated financial statements and schedules of State Auto Financial Corporation and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2009, and the effectiveness of internal control over financial reporting of State Auto Financial Corporation and subsidiaries filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Columbus, Ohio

March 9, 2010